Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Great Ajax Corp. on Form S-3 (Nos. 333-203048 and 333-209513) of our report dated March 29, 2016, with respect to the consolidated financial statements of Great Ajax Corp. and Subsidiaries, appearing in this Annual Report on Form 10-K for the year ended December 31, 2015.
/s/ Moss Adams LLP
Portland, Oregon March 29, 2016